AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE
Contact: Paul R. Geist EVP & Chief Financial Officer 816-584-5228

For Immediate Release

AMERICAN ITALIAN PASTA COMPANY REPORTS SECOND QUARTER AND YEAR-TO-DATE 2009 RESULTS

YEAR-TO-DATE TOTAL REVENUE OF $334 MILLION; OPERATING INCOME OF $61 MILLION

YEAR-TO-DATE EPS OF $2.44 PER DILUTED SHARE

KANSAS CITY, MO., May 12, 2009 -- American Italian Pasta Company (NASDAQ:AIPC), the largest producer of dry pasta in North America, today announced results for its second quarter and year-to-date fiscal year 2009, which ended April 3, 2009.

The second quarter of fiscal year 2009 and fiscal year 2008 contained 13 weeks of operation.  The year-to date fiscal year 2009 contains 27 weeks of operations compared to 26 weeks of operations for fiscal year 2008.  The Company reports on a 52/53 week basis with the extra week occurring approximately every six years.  Fiscal year 2009 will be a 53-week fiscal year and ends on October 2, 2009.  Fiscal year 2008 was a 52-week year that ended on September 26, 2008.  Thus, all year-over-year comparisons reflect a 27-week fiscal year 2009 and a 26-week fiscal year 2008.

FINANCIAL HIGHLIGHTS

Revenues for the second quarter increased $22.7 million, or 16%, to $162.3 million, led by a 21% increase in the retail market and a 3% increase in the institutional market.  Overall volume increased 10%.  Net income for the quarter increased $16.8 million to $26.2 million, or $1.21 per diluted share, versus a net income of $9.4 million, or $0.50 per diluted share, in the second quarter of fiscal 2008.

Revenues for the 27-week year-to-date period increased $82.2 million, or 33%, to $333.5 million, led by a 37% increase in the retail market and a 20% increase in the institutional market.  Overall volume increased 12%.  Net income for the 27-week year-to-date period increased $41.4 million to $52.2 million, or $2.44 per diluted share, versus a net income of $10.8 million, or $0.57 per diluted share, in the 26-week year-to-date period of fiscal 2008.

"Clearly, our strategy and great execution by the entire AIPC employee team are paying off," said Jack Kelly, CEO of AIPC.  "Volume was a key factor in our overall revenue growth, handily outpacing the industry's overall growth rate.  Moving forward, we are well positioned to capitalize on what we believe will be a lasting upward trajectory in consumption, given pasta's value, versatility and nutritional benefits."

American Italian Pasta Co.,
May 12, 2009

Operational Highlights

•
Retail Revenues:  Retail revenues increased $21.8 million, or 21%, to $127.6 million for the second quarter of 2009, from $105.8 million for the second quarter of 2008.  The revenue increase is the result of higher average selling prices of 11%, and volume increases of 10%.  Retail revenues increased $70.7 million, or 37%, to $263.7 million for fiscal year-to-date 2009, from $193.0 million for fiscal year-to-date 2008.  The revenue increase is primarily the result of a $49.9 million, or 26%, increase related to higher average selling prices, and a $24.6 million, or 13%, increase in volume, partially offset by a $3.8 million decrease in payments received from the U.S. government under the Continued Dumping and Subsidy Offset Act of 2000.

•
Institutional Revenues:  Institutional revenues increased $0.9 million, or 3%, to $34.7 million for the second quarter of 2009, from $33.8 million for the second quarter of 2008.  The revenue increase is primarily the result of an 11% increase due to higher volume, offset by an 8% decrease in average selling prices.  Institutional revenues increased $11.5 million, or 20%, to $69.8 million for fiscal year-to-date 2009, from $58.3 million for fiscal year-to-date 2008.  The revenue increase is primarily the result of an 11% increase due to higher average selling prices and a 9% increase due to higher volume.

•
Cost of Goods Sold:  For the second quarter, cost of goods sold increased $10.9 million, or 10%, to $118.2 million, from $107.3 million for the prior year second quarter.  As a percentage of revenues, cost of goods decreased to 73% for the second quarter, from 77% for the prior year second quarter.  Cost of goods sold increased $45.8 million, or 24%, to $240.5 million for fiscal year-to-date 2009, from $194.7 million for fiscal year-to-date 2008.  As a percentage of revenues, cost of goods decreased to 72% for fiscal year-to-date 2009, from 77% for fiscal year-to-date 2008.

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Gross profit:  Gross profit increased $12.0 million, or 37%, to $44.2 million for the second quarter of 2009, from $32.2 million for the second quarter of 2008.  Gross profit, as a percentage of revenues, increased to 27% during the second quarter, compared to 23% during the second quarter of 2008.  Gross profit increased $36.4 million, or 64%, to $93.0 million for fiscal year-to-date 2009, from $56.6 million for fiscal year-to-date 2008.  Gross profit, as a percentage of revenues, increased to 28% during fiscal year-to-date 2009, compared to 23% during fiscal year-to-date 2008.

•
Selling and marketing expense:  Selling and marketing expense increased $1.2 million, or 20%, to $7.3 million for the second quarter of 2009, from $6.1 million for the second quarter of 2008.  Selling and marketing expense, as a percentage of revenue, increased to 4.5% for the second quarter of 2009, from 4% for the second quarter of 2008.  Selling and marketing expense increased $2.6 million, or 21%, to $14.7 million for fiscal year-to-date 2009, from $12.1 million for fiscal year-to-date 2008.  Selling and marketing expense, as a percentage of revenue, decreased to 4% for fiscal year-to-date 2009, from 5% for fiscal year-to-date 2008.

•
General and administrative expense:  General and administrative expense decreased 13% to $8.1 million for the second quarter of 2009, from $9.3 million for the second quarter of 2008. General and administrative expenses, as a percentage of revenues, decreased to 5% for the second quarter of 2009, from 7% for the second quarter of 2008.  General and administrative expense decreased 14% to $16.8 million for fiscal year-to-date 2009, from $19.5 million for fiscal year-to-date 2008. General and administrative expenses, as a percentage of revenues, decreased to 5% for fiscal year-to-date 2009, from 8% for fiscal year-to-date 2008.

•
Operating profit:  Operating profit for the second quarter of 2009 was $28.5 million, an increase of $12.0 million, as compared to $16.5 million for the second quarter of 2008.  Operating profit increased as a percentage of revenues to 18% for the second quarter of 2009, from 12% for the second quarter of 2008.  Operating profit for fiscal year-to-date 2009 was $61 million, an increase of $36.3 million, as compared to $24.7 million reported for fiscal year-to-date 2008.  Operating profit increased as a percentage of revenues to 18% for fiscal year-to-date 2009, from 10% for fiscal year-to-date 2008.

American Italian Pasta Co.,
May 12, 2009

ABOUT AIPC

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer of dry pasta in North America.  The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona and Verolanuova, Italy.  The Company has approximately 650 employees located in the United States and Italy.  For more information, visit www.aipc.com.

When used in this release, the words "anticipate," “projected,” "believe," "estimate," and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements.  The statements by the Company regarding the pasta market, and financial performance are forward-looking. There are numerous risks and uncertainties that could cause actual future results to differ materially from those anticipated by such forward-looking statements. The risks and uncertainties could be caused by a number of factors, including, but not limited to: (1) our dependence on a limited number of customers for a substantial portion of our revenue; (2) our ability to obtain necessary raw materials and minimize fluctuations in raw material prices; (3) the potential adverse impact on revenue and margins of the highly competitive environment in which we operate; (4) our reliance exclusively on a single product category; (5) our ability to cost-effectively transport our products; (6) consumption trends for our product; (7) the status of production capacity in the U.S. and the level of imports from foreign producers; (8) our ability to sustain quality and service requirements for our customers; and (9) our ability to attract and retain key personnel.  For a discussion of factors that could cause actual results to materially differ from those anticipated, see the risk factors set forth in item 1A of the Company’s Form 10-K for the fiscal year ended September 26, 2008.  The Company will not update any forward-looking statements in this press release to reflect future events.

# # #

American Italian Pasta Co.,
May 12, 2009

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
 (in thousands, except per share amounts)

	Second Quarter Ended		Year-to-date Period Ended
	April 3, 2009	March 28, 2008	April 3, 2009	March 28, 2008
	(Thirteen Weeks)	(Thirteen Weeks)	(Twenty-seven Weeks)	(Twenty-six Weeks)

Revenues	$162,325	$139,568	$333,531	$251,291
Cost of goods sold	118,164	107,328	240,526	194,716
Gross profit	44,161	32,240	93,005	56,575

Gross profit as a percent of revenues	27.2%	23.1%	27.9%	22.5%

Selling and marketing expense	7,290	6,118	14,654	12,138
General and administrative expense	8,104	9,342	16,757	19,502
Losses related to long-lived assets	258	235	605	235
Operating profit	28,509	16,545	60,989	24,700

Operating profit as a percent of revenues	17.6%	11.9%	18.3%	9.9%

Interest expense, net	4,070	6,956	9,948	14,044
Other (income) expense, net	(43)	431	52	414

Income before income taxes	24,482	9,158	50,989	10,242
Income tax benefit	(1,714)	(286)	(1,235)	(596)
Net income	$26,196	$9,444	$52,224	$10,838

EARNINGS PER COMMON SHARE – BASIC
Net income per common share	$1.27	$0.50	$2.56	$0.58

Weighted-average common shares outstanding	20,598	18,851	20,421	18,789

EARNINGS PER COMMON SHARE – DILUTED
Net income per common share	$1.21	$0.50	$2.44	$0.57

Weighted-average common shares outstanding
(including dilutive securities)	21,583	18,885	21,365	18,966

American Italian Pasta Co.,
May 12, 2009

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	April 3, 2009	September 26, 2008
ASSETS
Current assets:
Cash and cash equivalents	$58,324	$38,623
Trade and other receivables, net	44,070	49,197
Inventories	54,988	66,026
Other current assets	5,736	8,189
Deferred income taxes	1,760	2,126
Total current assets	164,878	164,161
Property, plant and equipment, net	294,761	303,503
Brands	78,930	79,769
Other assets	5,827	5,591
Total assets	$544,396	$553,024
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,435	$29,541
Accrued expenses	25,234	37,357
Short term debt and current maturities of long term debt	-	24,913
Total current liabilities	49,669	91,811
Long term debt, less current maturities	200,000	217,000
Deferred income taxes	25,398	34,054
Other long term liabilities	5,391	4,188
Total liabilities	280,458	347,053
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value:
Authorized shares – 10,000,000; Issued and outstanding shares – none	-	-
Class A common stock, $.001 par value:
Authorized shares – 75,000,000
Issued and outstanding shares – 23,168,445 and 20,954,937, respectively, at April 3, 2009; 22,454,145 and 20,259,060, respectively, at September 26, 2008	23	22
Class B common stock, par value $.001
Authorized shares – 25,000,000; Issued and outstanding – none	-	-
Additional paid-in capital	270,680	261,772
Treasury stock, 2,213,508 shares at April 3, 2009 and
2,195,085 shares at September 26, 2008, at cost	(52,445)	(52,076)
Accumulated other comprehensive income	13,931	16,728
Retained earnings (accumulated deficit)	31,749	(20,475)
Total stockholders’ equity	263,938	205,971
Total liabilities and stockholders’ equity	$544,396	$553,024